EXHIBIT 10.16

NOTE: THE APPEARANCE OF “[***]” IN THIS EXHIBIT INDICATES MATERIAL WHICH HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934. A COPY OF THE EXHIBIT CONTAINING THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Oil Feedstock Supply Agreement

This Oil Feedstock Supply Agreement (this “Agreement”) is made and entered into as of May 9, 2008 (“Effective Date”), by and between Blackhawk Biofuels, LLC, a Delaware limited liability company (“Producer”), Renewable Energy Group, Inc., a Delaware corporation (“REG”) and Bunge North America, Inc., a New York corporation (“Bunge”) (each of Producer and Bunge a “Contracting Party,” and collectively the “Contracting Parties”).

A.                                   A biodiesel plant is currently under construction by Biofuels Company of America, LLC (“BCA”) for which BCA and Bunge have entered into that certain Oil Feedstock Supply Agreement originally made and entered into as of September 5, 2006, and amended and restated as of November 3, 2006.

B.                                     As of the Effective Date, Producer will have purchased all of the assets of BCA and will own the biodiesel plant (the “Facility”) located adjacent to Bunge’s existing oil processing facility in Danville, Illinois, pursuant to that certain Asset Purchase Agreement dated as of March 14, 2008, by and between Producer, Bunge, BCA, REG, and Biodiesel Investment Group, LLC (the “Purchase Agreement”).

C.                                     The Facility will be managed and operated by REG Services Group, LLC, an Affiliate of REG.

D.                                    Producer desires to buy, and Bunge desires to sell, all soybean oil (“Oil”) feedstock required for biodiesel production at the Facility, all in accordance with the fees, payment, delivery, and other terms set forth in this Agreement.

Therefore, the Parties agree:

1.                                       Exclusive Supplier.  To the extent contemplated by this Agreement, Bunge will have the exclusive right to provide all Oil that Producer requires for biodiesel production at the Facility during the Term (as defined in Section 5.1 hereof), including the Facility as initially constructed and any modifications or expansions thereof.

1.1                                 Provision of Standard Monthly Amounts.  In accordance with the provisions of this Agreement, each month during the Term (as defined in Section 5.1 hereof), Bunge has the exclusive right to provide, and Producer the right to purchase from Bunge, all Oil that Producer requires for biodiesel production at the Facility up to the Standard Monthly Amount (as defined in Section 1.3).  It is the expectation of the Contracting Parties that the Oil to be supplied to Producer under this Agreement will be originally processed at Bunge’s oil processing facility in Danville, Illinois, except to the extent production at Bunge’s Danville facility is insufficient to meet Producer’s needs.

1.2                                 Overage Amounts.  If Producer requires any Oil for biodiesel production at the Facility in excess of the Standard Monthly Amount for a given month, Producer may not obtain any such quantity of Oil without first complying with the following procedures:

(a)                                  Producer must notify Bunge (an “Overage Request”) with regard to a given month of the quantity of Oil in excess of the Standard Monthly Amount that Producer wishes to procure for such month.

(b)                                 Within 24 hours after receiving an Overage Request, Bunge will notify Producer how much Oil (the “Proposed Quantity”) Bunge is willing to supply to Producer in response to such Overage Request.

(c)                                  Bunge will have the exclusive right to provide, and Producer will have the right to purchase from Bunge, the Proposed Quantity upon the terms set forth in a Specific Order (as defined in Section 2.2) negotiated by the Contracting Parties.  If the Contracting Parties cannot mutually agree upon the terms of a Specific Order for such Proposed Quantity within 24 hours after Bunge’s receipt of an Overage Request, then Producer may obtain a quantity of oil equal in volume to the Proposed Quantity from any third party at any price that it negotiates; provided that such third-party price may not be equal to or higher than the last price offered by Bunge during the negotiations between the Contracting Parties.

(d)                                 To the extent that the quantity specified by Producer in a specific Overage Request exceeds the applicable Proposed Quantity, then Producer may obtain a quantity of Oil equal to such excess amount from any third party at any price that it negotiates.

1.3                                 Standard Monthly Amount.  The initial “Standard Monthly Amount” will be 9,333,333 pounds of Oil.  Notwithstanding anything contained in this Agreement to the contrary, Bunge will have no obligation to supply any Oil pursuant to this Agreement prior to October 1, 2008, unless otherwise agreed by the Contracting Parties.  After March 1, 2009, the Contracting Parties will negotiate whether to make reasonable modifications to the Standard Monthly Amount.

1.4                                 Alternate Feedstock.  If Producer elects to utilize a vegetable oil feedstock other than Oil, Producer will provide Bunge with a fair opportunity to participate in procuring such alternate feedstock for Producer.

2.                                       Order and Delivery.

2.1                                 Forecasts.  At least three months prior to the beginning of each six-month period during the Term (from January 1 to June 30, and from July 1 to December 31), Producer will deliver to Bunge its best, good faith estimate (each a “Forecast”) of anticipated Oil requirements during such six-month period at the Facility.  The purpose of the Forecasts is to provide notice to Bunge of anticipated Oil requirements and Bunge’s actual obligation to deliver Oil to the Facility shall be governed by the other sections of this Article 2.

2.2                                 Specific Orders.  After Producer proposes to purchase Oil, the Contracting Parties will negotiate in good faith the Basis (as defined in Schedule 4.1) and delivery date(s) for the applicable quantity of oil, and if agreed, will enter into a purchase agreement for such Oil in the form attached hereto as Exhibit A (a “Specific Order”), which will set forth the mutually agreed-upon Basis and delivery date(s).  Subject to the other provisions of this Agreement (including Section 3.1), Bunge will deliver to Producer Oil as required by Specific Orders under this Article 2.

2.3                                Amounts.

(a)                                  Monthly Confirmations.  At least 60 days before the first day of each month during the Term (the “Notice Date”), Producer will deliver to Bunge a written confirmation (each a “Monthly Confirmation”) of its Oil requirements at the Facility for such month.  By way of illustration, Producer will deliver a Monthly Confirmation for April of a given (non-Leap) year on or before January 31 of that year, and then deliver a Monthly Confirmation for May of that year on or before March 1 of that year.  Each Monthly Confirmation will include (i) amounts under all then-existing Specific Orders for such month and (ii) any additional amounts requested by Producer for such month.  If by the Notice Date for a month, the Contracting Parties have not entered into one or more Specific Orders sufficient to cover such additional amounts of Oil requested in the applicable Monthly Confirmation (i.e., not already covered by Specific Orders), then Bunge will have no obligation to enter into Specific Order(s) for any portion of such additional amounts of Oil, subject to the following sentence.  Notwithstanding the foregoing sentence, until the date that is 30 days before the first day of the month for which delivery of Oil is being requested, the Contracting Parties agree that they will negotiate in good faith the Basis and delivery date(s) for, and if agreed, will enter into Specific Orders (which will set forth the mutually agreed-upon Basis and delivery date(s)) for up to five million additional pounds of Oil.  In addition, Producer will give Bunge reasonable advance notice of any circumstances that would reasonably be expected to materially affect Oil requirements at the Facility.  Notwithstanding anything to the contrary in this Agreement, Bunge will have no obligation to supply Producer with any Oil in a given month in excess of 105% of the quantity stated in the applicable Monthly Confirmation.

(b)                                 Production Schedules.  If the Contracting Parties have entered into Specific Orders within the time frames set out under Section 2.3(a) sufficient to cover all of the Oil requested by Producer for a month in a timely delivered Monthly Confirmation, then Bunge will provide a quantity of Oil sufficient to permit Producer to maintain its actual production schedule for the month as described in such Monthly Confirmation, subject to Sections 2.3(a) and 3.1(a) hereof.  On Thursday of each week, Producer will provide Bunge notice of Producer’s best estimate (a “Weekly Estimate”) of its production schedule for the following production week (Monday through Sunday).

2.4                                 Futures Price.  The “Futures Price” for any given quantity of Oil under this Agreement (whether or not identified in a Specific Order or actually delivered by Bunge) will be the Chicago Board of Trade (“CBOT”) futures price set by the Contracting Parties prior to the first business day of the month in which such Oil will be delivered to Producer; provided that if the Contracting Parties have not set such CBOT futures price prior to such first business day, then the Futures Price for such quantity of Oil will be deemed to be the closing futures price on the CBOT for the nearby soybean oil contract on the last business day of the month just prior to the applicable delivery month.

2.5                                Delivery.

(a)                                  Delivery and Receiving.

(i)                                     Bunge will deliver Oil sold under this Agreement to the Facility primarily via a pipeline (the “Pipeline”) from Bunge’s existing storage Tank #10 at its oil processing facilities in Danville; provided that Bunge may deliver Oil to the Facility via truck if (A) the Pipeline is not operating or (B) the production of Oil from Bunge’s oil processing facilities in Danville is insufficient to meet Producer’s needs and Producer agrees to purchase Oil from Bunge from a source other than Bunge’s Danville oil processing facility, subject to Section 1.2.  Producer will ensure that the Facility has the capability to receive and unload Oil delivered via the Pipeline and/or truck.  All labor and equipment necessary to receive Oil will be supplied by Producer without charge to Bunge.  Producer will direct the receiving of all Oil purchased hereunder in a good and workmanlike manner in accordance with Bunge’s reasonable requirements and normal industry practice.  Producer will maintain (at its own expense) its receiving facilities in accordance with applicable laws and regulations and in safe operating condition in accordance with normal industry standards.

(ii)                                  Bunge will direct the delivery of all Oil purchased hereunder in a good and workmanlike manner in accordance with Producer’s reasonable requirements and normal industry practice.  All labor and equipment necessary to deliver Oil will be supplied by Bunge without charge to Producer.

(iii)                               Producer shall be responsible for the design and installation of the entire Pipeline, including the feedstock supply pump (noted as PME-5001 on Producer’s P&ID #450, rev.C, the “Supply Pump”) to be located near Tank #10; provided that Bunge shall have the right to review and approve the design, specifications, and time for installation of any portion of the Pipeline on Bunge’s property.  Producer will maintain (at its own expense) the Supply Pump and the entire Pipeline, including the portions on Bunge’s property, in accordance with applicable laws and regulations and in safe operating condition in accordance with normal industry standards.  Bunge hereby grants Producer and its agents and designees all necessary rights of access across Bunge’s property in order to permit Producer to meet its obligations under this Section 2.5(a)(iii).  If Producer becomes aware of any leaks in or from the Supply Pump or the Pipeline, Producer will immediately notify Bunge.  If Bunge is required to deliver Oil via truck to the Facility because the Pipeline is not operating, the costs to provide such alternate delivery shall be borne by Producer.

(b)                                 Flow Meter; Records.  With regard to Oil delivered to the Facility via the Pipeline, Producer will determine the volume of delivered Oil by using a flow meter attached to the Pipeline and located on Producer’s leased property.  Producer will install the flow meter and maintain (at its own expense) the accuracy of the flow meter and ensure that it is NTEP-approved and inspected and certified by the State of Illinois.  As requested by Bunge on no more than a quarterly basis, the Contracting Parties will engage a third-party testing firm to test the accuracy of the flow meter and will share equally the costs of such testing.  Producer will maintain all flow meter records of Oil deliveries for at least one year after their creation and provide copies of such records to Bunge upon request.  Such flow meter records will determine the volume of Oil delivered via the Pipeline for which Producer is obligated to pay pursuant to Article 4.  Producer will report to Bunge the volume of any Oil delivery via the Pipeline to the Facility at least once per day, or at such times as reasonably requested by Bunge.

(c)                                  Origin Weights.  With regard to Oil delivered to the Facility via truck, the volume of Oil delivered will be set in accordance with weights determined at the point of origin of such Oil.

(d)                                 Standards.  All Oil delivered to the Facility will meet the “Quality Standards” set forth in Exhibit B as evidenced by the sampling and quality control procedures set forth in Exhibit B.  For Oil delivered via truck, Bunge will provide a Certificate of Analysis for each shipment.  If Bunge delivers Oil which does not meet the Quality Standards, Producer may reject such Oil in accordance with Exhibit B and this Agreement.

(e)                                  Testing.  If Producer knows or reasonably suspects that any Oil delivered by Bunge to the Facility does not meet the Quality Standards (or permissible deviations therefrom), then Producer may obtain, at Producer’s sole cost and expense, independent laboratory tests of the affected Oil at a mutually agreed upon laboratory.  Producer shall immediately notify Bunge of the testing of any Oil within 24 hours of its delivery to the Facility and Producer shall promptly complete such testing.  Bunge shall have the right, upon reasonable advance notice and at Bunge’s sole cost and expense, to test Oil for which title has passed to Producer pursuant to Section 2.6.

2.6                                 Title.  Title, risk of loss, and responsibility for the quality of Oil will pass to Producer when (a) such Oil conveyed via the Pipeline crosses the inlet valve of the Supply Pump, or (b) such Oil conveyed via truck is received by Producer.  If any Oil supplied under this Agreement fails to comply with the terms of this Agreement as a result of causes or conditions proven to have existed prior to the time when title passed to Producer, then Producer’s exclusive remedy and recourse will be to reject such non-compliant Oil (and provide Bunge with written notice of such rejection) within 48 hours after the time of delivery (or have notified Bunge of the testing of such Oil under Section 2.5(d) and promptly complete such testing), in which case Bunge will replace such non-compliant Oil with a like amount of compliant Oil.  In addition, Bunge shall only be obligated to replace such non-compliant Oil to the extent that Producer has not processed and has kept such non-compliant Oil segregated from other Oil at the Facility.  Producer will make such non-compliant Oil available to Bunge for Bunge to remove from the Facility at Bunge’s cost.  Bunge will not be responsible for any failure of Oil to comply with the terms of this Agreement which results from causes or conditions arising after the time title passes to Producer.  Any failure by Producer to provide written notice of rejection as set forth in this Section 2.6 will be deemed an absolute and unconditional waiver of its rejection right and any claims relating to such Oil.  At Bunge’s request, Producer will promptly deliver to Bunge a representative sample of any rejected Oil.

2.7                                 Producer Use of Oil.  Producer can use the Oil that it purchases under this Agreement for any of its internal business purposes in connection with biodiesel at any location that it controls, or is owned, managed or controlled by REG or any wholly-owned subsidiary of REG (“Other REG Locations”).  For the sake of clarification, (a) Producer’s internal business purposes do not include the sale of Oil to any person or entity other than to Other REG Locations, and (b) Producer or REG are solely responsible for the performance and cost of transporting any Oil from the Facility to any Other REG Location.  Prior to transporting any Oil from the Facility to any Other REG Location, Producer shall notify Bunge of such plan, to give Bunge an opportunity to supply an equal amount of soybean oil to such Other REG Location from a different Bunge facility.  Should Bunge desire to supply an equal quantity of soybean oil to such Other REG Location from a different Bunge facility, Producer shall have the option of purchasing the other soybean oil from Bunge, or transporting the Oil from the Facility.  If Producer chooses to so purchase the other soybean oil from Bunge, such purchase of soybean oil from a different Bunge facility shall nonetheless count towards Producer’s purchases under Section 3.2(a)(i), thereby reducing the Unpurchased Amount for such month as computed under Section 3.2(a)(i).

2.8                                 Limits on Bunge Obligation to Flat Price Oil.  Notwithstanding anything to the contrary in this Agreement, Bunge will have no obligation to price any Oil under a proposed Specific Order at any time prior to six months before the anticipated Effective Date.  Further, to the extent that any Oil proposed to be priced under any Specific Order would cause the aggregate quantity of Oil that has been priced under all then-existing Specific Orders to exceed the Credit Limit (as defined below), then Bunge will have no obligation to price such excess amount Oil at any time more than five days before the first day of the month in which such excess Oil is proposed to be delivered.  The “Credit Limit” will be a quantity of Oil to be set from time-to-time by Bunge; provided that Producer will be entitled at any time to require Bunge to identify the then-applicable Credit Limit.  Notwithstanding any other provision in this Section 2.8, Bunge may agree to flat price in excess of the Credit Limit if it is satisfied (in its sole discretion) with credit enhancements or other protections proposed by Producer.

3.                                       Other Delivery Provisions.

3.1                                 Maximum Delivery Amounts.

(a)                                  Except as otherwise agreed in accordance with Section 1.2 of this Agreement, Bunge will have no obligation to supply Producer with any quantity of Oil in excess of (i) during any given month of a Crop Year, the then-applicable Standard Monthly Amount (the “Maximum Monthly Amount”), or (ii) during any given Crop Year, the product of (A) the then-applicable Standard Monthly Amount, times (B) 12 (the “Maximum Aggregate Amount”).  A “Crop Year” is a one-year period beginning October 1 and ending September 30 the following year.

(b)                                 “Soybean Crop Production” is equal to the product of (i) the total number of acres in the States of Illinois and Indiana (combined) planted with soybeans multiplied by (ii) the bushels of soybeans yielded per acre.  The “Soybean Crop Production Trend” for the Crop Year beginning October 1, 2008, will be 660 million bushels, based on an assumed yield of 46.9 bushels/acre.  For all subsequent Crop Years during the Term, the Soybean Crop Production Trend will be equal to the product of (X) the prior year’s Soybean Crop Production Trend multiplied by (Y) 1 plus the percentage increase in trend yield compared to the trend yield for the prior Crop Year, as reported by the U.S. Department of Agriculture (“USDA”) in the Annual Base Line Report, released at the USDA Federal Outlook Conference in February of each year.

(c)                                  If the percentage ratio (the “Actual/Trend Ratio”) of (i) the actual Soybean Crop Production projection for the given Crop Year set forth in a USDA production report during such Crop Year to (ii) the Soybean Crop Production Trend for such Crop Year results in an “Oil Reduction Percentage” in accordance with Table 3.1(c), then the Monthly Maximum Amount for all following months during such Crop Year will be reduced by a percentage amount equal to such Oil Reduction Percentage.

Table 3.1(c)

Actual/Trend Ratio	Oil Reduction Percentage
Greater than 90%	Zero
90%	15%
Each percentage point less than 90%	An additional percentage point in addition to 15%

For example, if the actual Soybean Crop Production projection total for a Crop Year is 574.2 million bushels and the Soybean Crop Production Trend for such Crop Year was 660 million bushels, then the Actual/Trend Ratio would be 87% and the Monthly Maximum Amount for every following month during such Crop Year would be reduced by 18%.

(d)                                 If the Monthly Maximum Amounts during a Crop Year have been reduced in accordance with Section 3.1(c), but a subsequent USDA production report for another month during such Crop Year indicates that the Actual/Trend Ratio is greater than 90%, then the Maximum Monthly Amount for the following months during such Crop Year shall be restored to the original Maximum Monthly Amount before applying any applicable Oil Reduction Percentage.

3.2                                 Unpurchased Amounts.

(a)                                  Notwithstanding anything to the contrary in this Agreement, during the six-month period beginning October 1, 2008, Producer will accept delivery of, and pay Bunge for, at least 5.75 million pounds of Oil, and during all subsequent months during the Term, Producer will accept delivery of, and pay Bunge for, at least 7.0 million pounds of Oil.  Producer will pay Carrying Fees and Storage Interest on a monthly basis to Bunge on any Unpurchased Amounts (as defined below) until such Unpurchased Amounts are reduced to zero in accordance with Sections 3.2(b) and 3.3.

(i)                                     For any month during the Term, an “Unpurchased Amount” will be determined on the last day of such month and will be equal to the number of pounds by which the amount of Oil which Producer is obligated to purchase pursuant to Section 3.2(a) exceeded the amount of Oil that Producer actually purchased during such month.

(ii)                                  For a given month, the “Carrying Fee” will be equal to the product of: (A) the CBOT storage fees per pound for that month, multiplied by (B) the aggregate of Producer’s Unpurchased Amounts.

(iii)                               For a given month, the “Storage Interest” will be equal to one month’s interest at an annual rate equal to the prime rate (as reported on the last business day of the previous month by the Wall Street Journal) on the product of: (A) the closing CBOT futures price for the nearby Oil contract on the last day of the month just prior to the given month plus the applicable Basis, multiplied by (B) the aggregate of Producer’s Unpurchased Amounts.

(b)                                 If the number of pounds of Oil purchased by Producer during a month exceeds the amount of Oil which Producer is obligated to purchase pursuant to Section 3.2(a) for such month, then the oldest Unpurchased Amounts for which Producer is paying Carrying Fees and Storage Interest will be reduced by such excess number of pounds.

3.3                                 Settlement Sales of Unpurchased Amounts.

(a)                                  Unless earlier reduced to zero pursuant to Section 3.2(b), Bunge may conduct a Settlement Sale of each Unpurchased Amount upon the 12-month anniversary of the first day of the month for which such Unpurchased Amount was generated (e.g., Bunge may conduct a Settlement Sale on May 1, 2010, of any Unpurchased Amount generated during the month beginning May 1, 2009).  Following the completion of such Settlement Sale, and the payment by the applicable party of any obligations generated thereby (as set forth in this Section 3.3), the Unpurchased Amount sold in such Settlement Sale will be reduced to zero for purposes of Section 3.2.

(b)                                 Producer may request by written notice to Bunge at least 10 days in advance, that Bunge conduct a Settlement Sale of all or any portion of its Unpurchased Amounts that have been determined to be outstanding as of the date of such notice.

(c)                                  Notwithstanding anything to the contrary herein, if at any time the aggregate of all Unpurchased Amounts exceeds 10 million pounds of Oil, then Bunge may conduct a Settlement Sale of all Unpurchased Amounts of Oil in excess of such 10 million-pound limit.

(d)                                 In connection with any Settlement Sale of an Unpurchased Amount (or deemed Settlement Sale under Section 3.3(f)), Producer will pay to Bunge an “Unpurchased Amount Fee” equal to the product of (i) the total number of pounds of Oil in the applicable Unpurchased Amount(s), times (ii) $[***].

(e)                                  Bunge may conduct a “Settlement Sale” by attempting to sell on the open market an amount of soybean oil (deemed to be sold from its Danville plant) equal to any specified Unpurchased Amount(s).  Subject to Section 3.3(e), if the purchase price that Bunge receives in such sale of oil is:

(i)                                     lower than the Total Price that would have been applicable to such Unpurchased Amount under Section 4.1, then Producer will pay to Bunge an amount equal to: the product of: (A) the difference between the two prices, multiplied by (B) the quantity of Oil so sold by Bunge; or

(ii)                                  higher than the Total Price that would have been applicable to such Unpurchased Amount under Section 4.1, then Bunge will pay to Producer an amount equal to: the product of (A) the difference between the two prices, multiplied by (B) the quantity of Oil so sold by Bunge.

(f)                                    If the Contracting Parties had not entered into Specific Order(s) for any or all Unpurchased Amount(s), then on the date that such a Settlement Sale would otherwise have occurred for such Unpurchased Amount(s) under this Agreement, (i) Bunge will be deemed to have conducted such a Settlement Sale, and (ii) Producer will pay the appropriate Unpurchased Amount Fee to Bunge.

(g)                                 Producer shall pay Carrying Fees and Storage Interest on any Unpurchased Amounts for any time period prior to the shipment of any amount of Oil sold pursuant to a Settlement Sale.

3.4                                 Scheduled Facility Shutdown.  The Facility and Bunge’s Oil processing facility are each subject to periodic shut-down periods for the purpose of performing maintenance.  Each of the Contracting Parties agree to provide reasonable notice to the other of any scheduled shut-down periods and to reasonably cooperate in coordinating a mutually agreeable shut-down period for both facilities.

4.                                       Price and Payment.

4.1                                 Price.  For all Oil delivered to the Facility, Producer will pay Bunge a price per pound (the “Total Price”) equal to the total of: (a) the Futures Price set by the Contracting Parties, plus (b) the Basis (as defined in Schedule 4.1) set forth in the applicable Specific Order for such Oil.

4.2                                 Transaction Fees.  For every 12-month period during the Term commencing on the Effective Date, Producer will pay Bunge a “Transaction Fee” equal to the product of (a) the total number of pounds of Oil delivered to the Facility during the applicable 12-month period which complied with the Quality Standards, times (b) $[***]; provided that if Bunge delivers less than 112 million pounds of Oil to Producer within the applicable 12-month period due to Producer’s (i) breach of this Agreement or (ii) failure to order or accept a total of 112 million pounds of Oil (as reduced by the total amount of Oil delivered by Bunge during such 12-month period that was properly rejected by Producer for failure to comply with the Quality Standards), then the Transaction Fee for such 12-month period will be $[***].

4.3                                 Payments.

(a)                                  Producer will pay Bunge in advance each Monday the Total Price for all Oil to be delivered under the applicable Weekly Estimate that covers the seven-day period beginning on such Monday.  For any Oil not covered by Specific Orders or a Weekly Estimate, Producer will pay Bunge in advance the Total Price for such Oil before Bunge delivers such Oil.  Bunge agrees to review the payment terms on or before April 1, 2009.  To the extent Bunge determines, in its sole discretion, that market conditions and Producer’s credit justify a change in such payment terms, then Bunge may notify Producer that Bunge will deliver an invoice to Producer every Tuesday by 12:00 p.m. Central Time during the Term (or the next business day if a Tuesday falls on a national holiday) that bills Producer for the Total Price determined pursuant to Section 4.1 for all Oil delivered to the Facility during the seven-day period ending at 11:59 p.m. on the Friday four days before the applicable Tuesday.  If Bunge has made such a determination, then Producer would be permitted to pay each such invoice by 12:00 p.m. Central Time on the day after Bunge delivers such invoice

(b)                                 Within 10 days after the end of any month with regard to which Producer is obligated to pay Carrying Fees and/or Storage Interest, Producer will pay to Bunge all such Carrying Fees and/or Storage Interest.

(c)                                  Within 10 days after Bunge conducts a Settlement Sale (or is deemed to have conducted such a Settlement Sale), the applicable Contracting Party will pay to the other Contracting Party any sums required to be paid under Section 3.3(d), (e), or (f).

(d)                                 Within 10 days after the end of each 12-month period contemplated by Section 4.2, Producer will pay to Bunge the Transaction Fee applicable to such period.

(e)                                  Interest will accrue on amounts past due at a rate per annum equal to the lesser of (a) the prime rate (as reported on the last business day of the previous month by the Wall Street Journal) plus 2%, and (b) the highest rate permitted by law.  All amounts due to Bunge under this Agreement will be paid by wire transfer without setoff, counterclaim or deduction.

4.4                                 Tax.  For purposes of personal property taxation and/or assessment or other similar taxation, if any, any tax assessed on Oil received, handled, delivered, stored or loaded by Bunge for the account and benefit of Producer will be the responsibility of Producer, and at no time will Bunge be responsible for the payment of any such tax.

4.5                                 REG Preferred Stock.  In addition to the price and payment set forth in this Section 4, REG shall issue and cause to be delivered by Producer to Bunge, and Producer shall deliver to Bunge upon the Effective Date, One Hundred Twenty Seven Thousand, Two Hundred Seventy-Three (127,273) shares of REG’s Series B Preferred Stock, which shares shall be subject to (i) the same representations, warranties, limitations and restrictions as contained in Sections 2.20, 2.21, 2.22, 2.23, 2.24, 2.25 and 5.10 of the Purchase Agreement and (ii) the Amended and Restated Stockholder Agreement dated July 18, 2007.  Bunge agrees to execute all documents as may be reasonably requested by REG related to the issuance of REG’s Series B Preferred Stock to Bunge.

5.                                       Term and Termination.

5.1                                 Term.  The “Term” of this Agreement will begin upon the Effective Date and, unless earlier terminated in accordance with the terms hereof, will expire upon the sixth anniversary of the Effective Date; provided that Producer may renew this Agreement for an additional two-year period by giving a written renewal notice to Bunge and REG no later than 12 months prior to expiration of the initial terms.

5.2                                 Termination Rights.

(a)                                  Either Contracting Party may terminate this Agreement immediately upon notice to the other Contracting Party if such other Contracting Party has (i) materially breached any representation, warranty, or obligation under this Agreement, and (ii) failed to remedy such breach within thirty (30) days after the terminating Party has given notice of such breach, or if such breach cannot reasonably be cured within such 30-day period, such other Party has failed to commence and diligently pursue remedy of the breach and failed to remedy such breach not later than 120 days after the terminating Party has given notice of such breach.

(b)                                 Bunge may terminate this Agreement immediately upon notice to Producer if Producer fails to pay any amount due under this Agreement within ten (10) days after Bunge gives Producer written notice of such nonpayment.

(c)                                  Either Contracting Party may terminate this Agreement immediately upon notice to the other Contracting Party if (i) such other Contracting Party files a petition for adjudication as a bankrupt, for reorganization or for an arrangement under any bankruptcy or insolvency law, (ii) an involuntary petition under such law is filed against such other Contracting Party and is not dismissed, vacated or stayed within sixty (60) days thereafter, (iii) such other Contracting Party makes an assignment of all or substantially all of its assets for the benefit of creditors.

(d)                                 Bunge may terminate this Agreement immediately upon notice to Producer if there is a Change of Control of Producer.  A “Change of Control” occurs upon any of: (i) a sale of all or substantially all of the assets of Producer; (ii) a merger or consolidation involving Producer, excluding a merger or consolidation after which 50% or more of the outstanding voting equity interests of Producer continue to be held by the same holders that held 50% of more of the outstanding voting equity interests of Producer immediately before such merger or consolidation; or (iii) any issuance and/or acquisition of voting equity interests of Producer that results in a person or entity holding 50% or more of the outstanding voting equity interests of Producer, excluding any underwriter in any firmly underwritten offering and excluding any persons or entities that collectively held 50% of more of the outstanding voting equity interests of Producer immediately before such issuance or acquisition.  Notwithstanding the foregoing, a Change of Control will be deemed not to have occurred if (A) there has been a sale of all or substantially all of the assets of Producer to REG or any of its Affiliates, a merger or consolidation of Producer into REG or any of its Affiliates, or an issuance and/or acquisition of voting equity interests of Producer that results in REG or any of its Affiliates holding 50% or more of the outstanding voting equity interests of Producer, and (B) Bunge has agreed in writing, in its reasonable discretion, that REG has guaranteed all of Producer’s obligations under this Agreement and that such guarantee is sufficient to ensure payment of such obligations.

(e)                                  Either Contracting Party may terminate this Agreement in accordance with Section 9.3 hereof.

(f)                                    Bunge may terminate this Agreement immediately upon the dissolution of Producer, unless (A) Producer’s assets are acquired by REG or any of its Affiliates which assumes the performance of this Agreement, and (B) Bunge has agreed in writing, in its reasonable discretion, that REG has guaranteed all of Producer’s obligations under this Agreement and that such guarantee is sufficient to ensure payment of such obligations.

5.3                                 Survival.  The provisions of this Agreement which expressly or by their nature survive expiration or termination of this Agreement, including, but not limited to, Sections 4.3, 5.3, 7, 8, 9, 13 and 14, will remain in effect after the expiration or termination of this Agreement.

6.                                       Disclaimer of Warranties.  EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION AND THE AGREEMENT, BUNGE MAKES NO STATUTORY, WRITTEN, ORAL, EXPRESSED OR IMPLIED WARRANTIES, REPRESENTATIONS OR GUARANTEES OF ANY KIND CONCERNING THE OIL SOLD UNDER THIS AGREEMENT, OR ITS QUALITY, SOURCE, OR CHARACTERISTICS, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.  NOTWITHSTANDING, BUNGE WARRANTS THAT AT THE TIME TITLE TO OIL PASSES TO PRODUCER:

(a)                                  BUNGE WILL HAVE DEFENSIBLE TITLE TO SUCH OIL; AND

(b)                                 BUNGE WILL HAVE THE RIGHT TO SELL SUCH OIL FREE OF LIENS, ENCUMBERANCES AND ADVERSE CLAIMS OF ANY KIND.

7.                                       Limitation of Liability.  In no event will either Contracting Party (or any of its officers, directors, employees, agents or Affiliates) be liable to the other Party for any special, incidental or consequential damages arising out of or related to this Agreement (including, but not limited to, damages for lost profits or income).  For purposes of this Agreement: (a) the term “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the party specified, with “control” or  “controlled” meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise; and (b) the term “Person” shall mean any individual, general partnership, limited partnership, limited liability company, joint venture, trust, business trust, cooperative, association or other entity of whatever nature.

8.                                       Remedies.

8.1                                 Bunge’s Remedies.

(a)                                  Bunge may immediately suspend its performance under this Agreement until Producer has paid all amounts due under this Agreement if Producer fails to pay any amount upon the date when such amount is due under this Agreement.

(b)                                 Bunge may specifically enforce Producer’s obligation to purchase exclusively from Bunge any Oil needed to operate the Facility as provided in this Agreement.

(c)                                  No right, power or remedy conferred by this Agreement will be exclusive of any other right, power or remedy now or hereafter available to Bunge at law, in equity, by statute or otherwise.

8.2                                 Producer’s Remedies.  If Bunge does not deliver to Producer the quantities of Oil required of Bunge under this Agreement, Producer may obtain substitute quantities of Oil from other sources.  PRODUCER’S EXCLUSIVE REMEDY, WHETHER IN TORT, CONTRACT, OR OTHERWISE WITH RESPECT TO THE FAILURE BY BUNGE TO DELIVER OIL IN THE QUANTITIES REQUIRED BY THIS AGREEMENT WILL BE FOR BUNGE TO REIMBURSE PRODUCER FOR ITS REASONABLE COSTS TO COVER BY OBTAINING SUBSTITUTE QUANTITIES OF OIL.  EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 8.2, BUNGE WILL NOT BE LIABLE FOR ANY DAMAGES OR COSTS ASSOCIATED WITH THE FAILURE OF PRODUCER TO OBTAIN SUCH REPLACEMENT OIL.

9.                                       Force Majeure.

9.1                                 Definition of Force Majeure Event.  Each of the Contracting Parties is excused from performing its obligations under this Agreement to the extent that such performance is prevented by an act or event (a “Force Majeure Event”) whether or not foreseen, that: (i) is beyond the reasonable control of, and is not due to the fault or negligence of, such Contracting Party, and (ii) could not have been avoided by such Contracting Party’s exercise of due diligence, including, but not limited to, a labor controversy, strike, lockout, boycott, transportation stoppage, action of a court or public authority, fire, flood, earthquake, storm, war, civil strife, terrorist action, epidemic, or act of God; provided that a Force Majeure Event will not include economic hardship, changes in market conditions, or insufficiency of funds.  Notwithstanding the foregoing sentence, a Force Majeure Event does not excuse any obligation to make any payment required by this Agreement (including but not limited to Section 3.2) and will not affect Bunge’s right to terminate this Agreement pursuant to Section 5.2(b)(ii).  For the purpose of clarification and not for purposes of limitation, an act or event which occurs at Bunge’s existing oil processing facility in Danville, Illinois that prevents Bunge’s performance under this Agreement through use of such processing facility shall be considered a Force Majeure Event under this Agreement.

9.2                                 Conditions Regarding Force Majeure Event.  A Contracting Party claiming a Force Majeure Event must: (i) use commercially reasonable efforts to cure, mitigate, or remedy the effects of its nonperformance; provided that neither Contracting Party will have any obligation hereunder to settle a strike or labor dispute; (ii) bear the burden of demonstrating its existence; and

(iii) notify the other Contracting Party of the occurrence of the Force Majeure Event as quickly as reasonably possible, but no later than five business days after learning of the occurrence of the Force Majeure Event.  Any Contracting Party that fails to notify the other Contracting Party of the occurrence of a Force Majeure Event as required by this Section 9.2 will forfeit its right to excuse performance of its obligations due to such Force Majeure Event.  When a Contracting Party claiming a Force Majeure Event is able to resume performance of its obligations under this Agreement, it will immediately give the other Contracting Party notice to that effect and resume performance.  For the purpose of clarification and not for purposes of limitation, if a Force Majeure Event occurs which impedes Bunge’s ability to provide quantities of Oil in accordance with this Agreement (which, for purposes of clarification and not for purposes of limitation, shall include a Force Majeure Event occurring at Bunge’s existing oil processing facility in Danville, Illinois that prevents Bunge’s performance under this Agreement through use of such processing facility), Bunge shall reasonably cooperate with Producer to obtain substitute quantities of Oil from other sources during the period Bunge is excused from performance as a result of such event, but Bunge’s obligation pursuant to this Section 9.2 to cure, mitigate or remedy the effects of its nonperformance shall not include an obligation for Bunge to identify, contract for or otherwise act on Producer’s behalf in obtaining substitute quantities of Oil from other sources and Bunge shall not be obligated to pay any additional costs for procuring substitute Oil pursuant to Section 8.2 or otherwise; provided, however, that Bunge may offer to Producer and Producer may purchase from Bunge, in each Contracting Party’s discretion, substitute Oil from other sources at a price which will include any additional delivery or other costs. During the time that Bunge’s performance is suspended under this Agreement as a result of a Force Majeure Event, Producer’s obligations to purchase minimum quantities of Oil as set forth in this Agreement shall be suspended.

9.3                                 Third Parties; Termination.  During any period that a Contracting Party claiming a Force Majeure Event is excused from performance under this Agreement, the other Contracting Party may accept performance from other parties as it may reasonably determine under the circumstances.  If a Contracting Party has not performed under this Agreement due to a Force Majeure Event for four consecutive months or more, the other Contracting Party may terminate this Agreement immediately upon notice to the non-performing Contracting Party.

10.                                 Insurance.

10.1                           Workers’ Compensation.  Each of the Contracting Parties warrants to the other that all of its employees that provide services under this Agreement will be covered as required by law for workers’ compensation and employer’s liability insurance.

10.2                           Other Required Coverage.

(a)                                  Each of the Contracting Parties will maintain automobile liability insurance against claims for bodily injury, death and property damage, with limits of not less than $1,000,000 per person and not less than $1,000,000 per accident or occurrence; alternatively, combined single limits of not less than $1,000,000.  Such insurance will name the other Contracting Party, its parents, subsidiaries and Affiliates as additional insureds thereunder.

(b)                                 Each of the Contracting Parties will maintain commercial general liability insurance (including, without limitation, coverage for Contractual Liability and Products/Completed Operations) against claims for bodily injury, death and property damage, with limits of not less than $10,000,000 in one accident or occurrence; alternatively, combined single limits of not less than $10,000,000 each accident or occurrence, $10,000,000 Products/Completed Operations aggregate and $10,000,000 general aggregate.  The foregoing insurance maintained by Producer will name Bunge, its parents, subsidiaries and Affiliates as additional insureds thereunder.  The foregoing insurance maintained by Bunge will name Producer, its parents, subsidiaries and Affiliates as additional insureds under Bunge’s broad form vendors endorsement to Bunge’s general liability policy.

(c)                                  Producer shall secure, pay for and maintain Pollution Legal Liability insurance covering losses caused by pollution conditions that arise from the operations of Producer.  This insurance shall provide coverage for bodily injury, including death; loss or damage to property, including loss of use of damaged property or of property that has not been physically injured; cleanup costs; and costs and expenses incurred in the investigation, defense, or settlement of claims.  This coverage shall be maintained in force for the Term of this Agreement with available limits of not less than $5,000,000.00 per occurrence.  Bunge, its parents, subsidiaries, and Affiliates shall be named as an additional insured and such coverage shall not require the exhaustion of any other coverage.

(d)                                 The minimum limits of coverage required by this Agreement may be satisfied by a combination of primary and excess or umbrella insurance policies; provided that any such excess or umbrella insurance policies follow the form of the primary insurances and contain a drop down provision in case of exhaustion of underlying limits and/or aggregates.  Policies provided hereunder shall provide for thirty (30) days prior written notice of any cancellation or material change.

10.3                           Policy Requirements.  All insurance policies required by this Agreement will (a) provide coverage on an “occurrence” basis (other than Pollution Legal Liability insurance which shall be on a claims made basis); (b) provide that no cancellation, non-renewal or material change will be effected without giving the other Contracting Party at least ten days’ prior written notice; and (c) be valid and enforceable policies issued by insurers of recognized responsibility, properly licensed in the State where the Facility is located, with an A.M. Best’s Rating of A- or better and Class VII or better.  Such insurance policies will not contain a cross-liability exclusion or an exclusion for punitive or exemplary damages where insurable under law.  Prior to the Effective Date and, thereafter, within five business days of renewal, certificates and endorsements of such insurance will be delivered to the other Contracting Party, as appropriate, as evidence of the specified insurance coverage.  From time to time, upon a Contracting Party’s request, the other Contracting Party will provide the requesting Contracting Party, within five business days, a certificate of insurance evidencing the required coverage to be maintained hereunder.

11.                                 Relationship of Parties.  This Agreement creates no relationship other than those of seller and buyer between the Contracting Parties hereto.  Specifically, there is no agency, partnership, joint venture or other joint or mutual enterprise or undertaking created hereby and no Contracting Party, or any of such Contracting Party’s representatives, agents or employees, will be deemed to be the representative, agent or employee of the other Contracting Party.  No Contracting Party will have authority to act on behalf of or bind any other Contracting Party, except as otherwise specifically agreed.  In addition, there is no agency, partnership, joint venture or other joint or mutual enterprise or undertaking created hereby between Bunge and REG, and none of Bunge, or any of its representatives, agents or employees, will be deemed to be the representative, agent or employee of REG. REG will not have authority to act on behalf of or bind Bunge in any way.

12.                               Confidentiality.

12.1                           Definition of Confidential Information.  The term “Confidential Information” means all material or information relating to a Contracting Party’s business operations and affairs (including trade secrets) that such Contracting Party treats as confidential.  Without limiting the generality of the foregoing, all information regarding quantities of Oil requested, supplied, or capable of being supplied and any pricing matter under this Agreement will be deemed to be Confidential Information of the appropriate Contracting Party.

12.2                           Use of Confidential Information.  During the Term and for three years thereafter, no Contracting Party will (a) use any Confidential Information of the other Contracting Party for any purpose other than in accordance with this Agreement or for its and its Affiliates’ internal business purposes, or (b) disclose Confidential Information to any person, except to its personnel (and its Affiliates’ personnel) who are subject to nondisclosure obligations comparable in scope to this Section 12 and who have a need to know such Confidential Information in order to perform under this Agreement.  Notwithstanding the foregoing, the Contracting Parties acknowledge that Bunge and its Affiliates may perform services for other third parties similar to the services provided to Producer hereunder and that the disclosure or use by Bunge or its Affiliates of Confidential Information in the course of the provision of such services or for Bunge’s and its Affiliates’ own internal business purposes shall not be considered a violation of this Section 12.

12.3                           Disclosure of Confidential Information.  Notwithstanding Section 12.2, any Contracting Party may use for any purpose or disclose any material or information that it can demonstrate (i) is or becomes publicly known through no act or fault of such Contracting Party; (ii) is developed independently by such Contracting Party without reference to the other Contracting Party’s Confidential Information; (iii) is known by such Contracting Party when disclosed by the other Contracting Party, and such Contracting Party does not then have a duty to maintain its confidentiality; or (iv) is rightfully obtained by such Contracting Party from a third party not obligated to preserve its confidentiality who did not receive the material or information directly or indirectly from the other Contracting Party.  A Contracting Party also may disclose another Contracting Party’s Confidential Information to the extent required by a court or other governmental authority (and including necessary disclosures pursuant to requirements of the Securities Exchange Commission (“SEC”) or state securities bureaus), provided that the disclosing Contracting Party (a) gives the other Contracting Party advance written notice of the disclosure, (b) uses reasonable efforts to resist disclosing the Confidential Information, (c) cooperates with the other Contracting Party on request to obtain a protective order or otherwise limit the disclosure (including the redaction of information relating to Bunge and/or this Agreement requested by Bunge and determined not to be required for disclosure), and (d) as soon as reasonably possible, provides a letter from its counsel confirming that such Confidential Information is, in fact, required to be disclosed.

12.4                           Injunctive Relief.  Each Contracting Party acknowledges and agrees that its breach or threatened breach of any provision of this Section 12 would cause the other Contracting Party irreparable injury for which it would not have an adequate remedy at law.  In the event of a breach or threatened breach, the non-breaching Contracting Party will be entitled to injunctive relief in addition to all other remedies it may have at law or in equity.

13.                               Governing Law; Disputes.

13.1                           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, excluding any applicable conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.

13.2                           Notice of Dispute.  If any dispute shall arise under or in connection with this Agreement, the Contracting Parties hereto agree to follow the procedures set forth in this Section 13 in an effort to resolve the dispute prior to the commencement of any formal proceedings; provided, however, that either Contracting Party may institute judicial proceedings seeking equitable relief or remedies without following the procedures set forth herein.  The Contracting Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement, the breach, termination, or validity hereof, or the transactions contemplated herein promptly by negotiation between representatives who have authority to settle the controversy.  Either Contracting Party may give the other Contracting Party written notice that a dispute exists (a “Notice of Dispute”) setting forth a statement of such Party’s position.  Within twenty (20) business days of the delivery of the Notice of Dispute, representatives of the Contracting Parties shall meet at a mutually acceptable time and place, and thereafter as long as they both reasonably deem necessary, to exchange relevant information and attempt to resolve the dispute.  If the matter has not been resolved within thirty (30) days of the disputing Contracting Party’s delivering its Notice of Dispute, the dispute shall be referred to the respective presidents, general managers or comparable senior executives of the Contracting Parties who shall within twenty (20) additional days meet to attempt in good faith to resolve the dispute.

13.3                           Mediation.  If the matter still has not been resolved within sixty (60) days of the delivery of the Notice of Dispute, then either Contracting Party may seek to resolve the dispute through mediation administered by the Commercial Mediation Rules of the American Arbitration Association.  If the Contracting Parties fail to resolve the dispute within twenty-one (21) days after starting mediation, then either Contracting Party may initiate appropriate proceedings to obtain a judicial resolution of the dispute.

13.4                           Negotiations; Jurisdictional Matters.  If a representative of any Contracting Party intends to be accompanied at a meeting by an attorney, the other negotiator shall be given at least three (3) business days’ notice of such intention and may also be accompanied by an attorney.  All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and similar state rules of evidence.  Any proceeding initiated by either Contracting Party hereto shall be commenced and prosecuted in the United States District Courts for the Eastern District of Missouri or the state courts in St. Louis County, Missouri, and any courts to which an appeal may be taken, and each Contracting Party hereby consents to and submits to the personal jurisdiction of each of such courts.

13.5                           Waiver of Jury Trial.  EACH CONTRACTING PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.                               Notices.  All notices required or permitted under this Agreement will be in writing and will be deemed given and made: (i) if by personal delivery, on the date of such delivery, (ii) if by facsimile, on the date sent (as evidenced by confirmation of transmission by the transmitting equipment), (iii) if by nationally recognized overnight courier, on the next business day following deposit, and (iv) if by certified mail, return receipt requested, postage prepaid, on the third business day following such mailing; in each case addressed to the address or facsimile number shown below for such Contracting Party or REG, or such other address or facsimile number as such Contracting Party or REG may give to the other Contracting Party or REG by notice:

In the case of Bunge:	Bunge North America, Inc.
11720 Borman Drive
St. Louis, MO 63146
Attn: Senior Vice President - Oils
Facsimile: (314) 292-2146

With a copy to:	Bunge North America, Inc.
11720 Borman Drive
St. Louis, MO 63146
Attn: General Counsel
Facsimile: (314) 292-2521

In the case of Producer:	Blackhawk Biofuels, LLC
22 Chicago Avenue
Freeport, IL 61032-4230
Attn: Ron Meyers
Facsimile: (815) 235-4727

With a copy to:	Lindquist & Vennum, PLLP
4200 IDS Center
80 South Eighth Street
Minneapolis, MN 55402-2274
Attn: Dean R. Edstrom, Esq.
Facsimile: (612)-371-3207

In the case of REG:	Renewable Energy Group, Inc.
416 S Bell Avenue, PO Box 888
Ames, IA 50010-0888
Attn: Nile Ramsbottom
Facsimile: 515-239-8019

With a copy to:	Wilcox, Polking, Gerken, Schwarzkopf & Copeland, P.C.
115 E. Lincolnway, Suite 200
Jefferson, IA 50129
Attn: John Gerken
Facsimile: 515-386-8531

15.                               Entire Agreement; No Third Party Beneficiaries.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the Contracting Parties with respect to the subject matter hereof.  Subject to Section 16, this Agreement does not, and is not intended to, confer any rights or remedies upon any person other than the Contracting Parties.

16.                               Amendments; Waiver.  The Contracting Parties and REG may amend this Agreement only by a written agreement of the Contracting Parties and REG.  In the event of a conflict between the terms of this Agreement and the terms contained in a Specific Order, the terms of this Agreement shall control.  No provision of this Agreement may be waived, except as expressly provided herein or pursuant to a writing signed by the Contracting Party against whom the waiver is sought to be enforced.  No failure or delay in exercising any right or remedy or requiring the satisfaction of any condition under this Agreement, and no “course of dealing” between the Contracting Parties, operates as a waiver or estoppel of any right, remedy or condition.  A waiver made in writing on one occasion is effective only in that instance and only for the purpose that it is given and is not to be construed as a waiver on any future occasion or against any other person.

17.                               Assignment.

17.1                           No Assignment.  No Contracting Party may assign this Agreement, or assign or delegate any of its rights, interests, or obligations under this Agreement, voluntarily or involuntarily, whether by merger, consolidation, dissolution, operation of law, or any other manner, without the prior written consent of the other Contracting Party, and any purported assignment or delegation without such consent will be void.

17.2                           Permitted Assignments Without Consent.  Notwithstanding Section 17.1, (a) Bunge may assign this Agreement, or assign or delegate any of its rights, interests, or obligations under this Agreement, to any of its Affiliates without Producer’s prior written consent; (b) Producer may assign this Agreement, or assign or delegate any of its rights, interests, or obligations under this Agreement, to REG or any of REG’s Affiliates without Bunge’s prior written consent, but only to the extent that Bunge has agreed in writing, in its reasonable discretion, that REG has guaranteed all of Producer’s obligations under this Agreement and that such guarantee is sufficient to ensure payment of such obligations, and only if such assignment has been consented to by Fifth Third Bank; and (c) Producer may assign this Agreement, or assign or delegate any of its rights, interests, or obligations under this Agreement, to Fifth Third Bank pursuant to that certain Assignment of Oil Feedstock Supply Agreement between Producer and Fifth Third Bank, dated as of even date herewith, to the extent that (i) such assignment is required by that certain Loan Agreement between Producer and Fifth Third Bank, dated as of even date herewith, and (ii) such assignment is permitted by that certain Oil Supply Cure Rights Agreement between Bunge and Fifth Third Bank, dated as of even date herewith.  Producer may only effect an assignment to Fifth Third Bank as contemplated by this Section 17 to the extent that Producer delivers to Bunge, at least ten (10) days prior to any such assignment, (A) a written notice of such assignment and (B) a copy of the instrument of assignment in form and substance reasonably acceptable to Bunge, which approval will not be unreasonably withheld, conditioned or delayed.

17.3                           Permitted Assignment by Fifth Third Bank.  To the extent that Fifth Third Bank becomes an assignee of this Agreement in accordance with this Section 17, Fifth Third Bank may assign its interest in this Agreement to any third party that has acquired all of Producer’s interest in that certain Ground Lease Agreement between Bunge Milling, Inc. and Producer, dated as of even date herewith, provided that such assignment is made in accordance with (a) the terms of that certain Landlord and Mortgagee Agreement between Bunge Milling, Inc. and Producer, dated as of even date herewith, and (b) the Oil Supply Cure Rights Agreement described in Section 17.2.

17.4                           Successors and Assigns.  Subject to Sections 17.1, 17.2, and 17.3, this Agreement binds and benefits the Contracting Parties and their respective permitted successors and assigns.  Notwithstanding anything to the contrary, REG may not assign any of its rights or obligations under this Agreement.

18.                               Severability.  If a court or arbitrator with proper jurisdiction determines that any provision of this Agreement is illegal, invalid, or unenforceable, the remaining provisions of this Agreement remain in full force.  The Contracting Parties will negotiate in good faith to replace such illegal, invalid, or unenforceable provision with a legal, valid, and enforceable provision that carries out the Contracting Parties’ intentions to the greatest lawful extent under this Agreement.

19.                               Interpretation.  Each Contracting Party has been represented by counsel during the negotiation of this Agreement and agrees that any ambiguity in this Agreement will not be construed against one of the Contracting Parties.

20.                               Further Assurances.  Each Contracting Party (and REG, if applicable) will execute and cause to be delivered to the other Contracting Party (and REG, if applicable) such instruments and other documents, and will take such other actions, as the other Contracting Party (and REG, if applicable) may reasonably request for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

21.                               Counterparts.  This Agreement may be executed by the Contracting Parties and REG by facsimile and in separate counterparts, each of which when so executed will be deemed to be an original and all of which together will constitute one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Contracting Parties and REG have caused this Agreement to be executed the day and year first above written.

BUNGE NORTH AMERICA, INC.		BLACKHAWK BIOFUELS, LLC

By:	/S/ Eric Hakmiller	By:	/S/ Ronald L. Mapes
Name:	Eric Hakmiller		Ronald L. Mapes, Chair
Title:	VP Bunge Biofuels

RENEWABLE ENERGY GROUP, INC.

By:	/S/ Jeffrey Stroburg
Jeffrey Stroburg, CEO & Chairman of the Board

OIL FEEDSTOCK SUPPLY AGREEMENT SIGNATURE PAGE

SCHEDULE 4.1

1.                                     The Contracting Parties will mutually determine the “Basis” under each Specific Order, based in part upon reference to:

(a)                                 The basis that Bunge charges to third parties for oil originally processed at Danville, Illinois;

(b)                                The basis that Bunge charges to its affiliates for oil originally processed at Danville, Illinois;

(c)                                 The basis paid by Producer and/or Bunge for other oil, as delivered to the Facility;

(d)                                The basis paid by Producer for oil delivered to other locations, with the price adjusted to reflect the freight differential to the Facility;

(e)                                 The basis that Bunge charges for oil originally processed at locations other than Danville, Illinois that is delivered to other locations, with the price adjusted to reflect the freight differential to the Facility; and

(f)                                   Any other published materials regarding basis.

2.                                     Bunge will pass through to Producer with no mark-up for Bunge’s benefit all transportation charges for Oil originally processed at a facility other than in Danville, Illinois; provided that Bunge will use commercially reasonable efforts to negotiate the lowest possible transportation rates.

EXHIBIT A

FORM OF SPECIFIC ORDER

[to be inserted as subsequently agreed by the Contracting Parties]

EXHIBIT B

QUALITY STANDARDS

Crude degummed soybean oil per NOPA specifications except as below:

Maximum 1.0% FFA by weight

Maximum 0.2% Moisture

Maximum 0.1% Impurities

Maximum 200 ppm Phosphorus

Maximum 100 ppm Calcium

Maximum 70 ppm Magnesium

Maximum 10 ppm Sulfur

Maximum 1.5% Unsaponifiables

The chemical analysis to determine quality will include the qualitative test for fish oil and marine animal oils as prescribed by AOAC Method No. 974.20 and will be negative.

Physical Requirements:

Crude Degummed Soybean Oil will be pure soybean oil. It will be produced from fair average quality crude soybean oil from which the major portion of the gums naturally present has been removed by hydration and mechanical or physical separation.

Quality Sampling and Control Procedures:

Prior to Beginning Use:

•                  Agitate Bunge’s Tank #10 using maximum mechanical agitation and pump circulation to achieve homogeneity.

•                  After homogeneity is assured, Bunge to zone sample Tank #10 every ten feet including three bottom samples.

•                  Bunge/BCA laboratory analysis to ensure that zone samples meet Quality Standards in this Exhibit B.

•                  All analytical results must minimally meet NOPA specifications for de-gummed soy bean oil.  Residual hexane levels must meet the requirements in any existing applicable governmental permits.

Ongoing Quality Procedures:

•                  Bunge to provide a certificate of analysis for any day tanks that are transferred to Tank #10.  All samples to minimally meet NOPA specifications for degummed soy bean oil.